As filed with the Securities and Exchange Commission on December 28, 1994
                                         Registration No. 33-


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 Form S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                          INTERNATIONAL ALUMINUM
                                CORPORATION
          (Exact name of registrant as specified in its charter)

          California                                        95-2385235
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                              Identification No.)
                          767 Monterey Pass Road
                     Monterey Park, California  91754
       (Address, including zip code, of Principal Executive Offices)

                    INTERNATIONAL ALUMINUM CORPORATION
                          1991 STOCK OPTION PLAN
                         (Full title of the plan)

                             DAVID C. TREINEN
                    Vice President - Finance; Secretary
                    INTERNATIONAL ALUMINUM CORPORATION
                          767 Monterey Pass Road
                      Monterey Park, California 91754
                  (Name and address of agent for service)
Telephone number, including area code, of agent for service:  (213) 264-1670

                      CALCULATION OF REGISTRATION FEE
                                                                 Proposed       Proposed
                                                                 Maximum        Maximum             Amount of
          Title of                           Amount to be        Offering Price Aggregate           Registration
     Securities to be Registered             Registered          Per Share (1)  Offering Price (1)  Fee
Options to purchase shares                   500,000(2)                (3)             (3)               $0
of Common Stock, par value $1.00 per share

Common Stock, par value $1.00 per share      500,000(4)          $29.375        $14,687,500         $5,064.69

(1)  Estimated solely for the purpose of calculating the amount of the registration fee in accordance with paragraphs (c) and (h) of
     457 under the Securities Act of 1933, as amended.  The Proposed Maximum Aggregate Offering Price is based on the average of the high and low prices on the New York Stock Exchange on December 15, 1994.

(2)  The Options to be registered hereunder will be distributed by the registrant pursuant solely to the 1991 Stock Option Plan.

(3)  The Options to be registered hereunder will be distributed by the registrant for no value.  Accordingly, no separate registrati is required.

(4)  The Common Stock to be registered hereunder will be distributed by the registrant pursuant solely to the 1991 Stock Option Plan
     This Registration Statement covers, in addition to such number of shares issuable upon exercise of options granted and to be gr under the 1991 Stock Option Plan, an indeterminate number of additional shares that may become subject to options as a result o the adjustment provisions of the Plan.  The registration fee is calculated only on the stated number of shares.


                                 PART II *

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.


          International Aluminum Corporation (the "Company") has filed the following documents with the Securities and Exchange Commission
("Commission"), which are incorporated herein by this reference:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994; and

          (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1994.

          In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.





* Information required by Part I of Form S-8 to be contained in a Section 10(a) prospectus to be distributed to each optionee is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.


Item 4.   Description of Securities.

          1991 Stock Option Plan. On August 15, 1991, the Company's Board of Directors adopted the International Aluminum Corporation 1991 Stock Option Plan (the "1991 Plan"), which was approved by the Company's shareholders on October 31, 1991. The 1991 Plan provides for the granting of incentive stock options ("ISO") and non-statutory stock options ("NSO") to key employees and directors of the Company and its subsidiaries to purchase up to an aggregate of 500,000 shares of Common Stock of the Company, subject to adjustment for stock splits, stock dividends or similar capital adjustments.

          The 1991 Plan is administered by the Company's Board of Directors or, in the discretion of the Board, by an administrative committee (the
"Plan Committee") appointed by the Board. The Plan Committee, if established, must consist of two or more members of the Board of Directors who are "disinterested" persons within the meaning of the 1991 Plan. The Board of Directors is authorized to add members to or remove members from the 1991 Plan Committee and to fill any vacancies as may exist thereon from time to time. The administrator of the 1991 Plan, whether the Board of Directors or the Plan Committee (the "Administrator"), is authorized to select participants, to fix a time or times and the price or prices at which options to purchase shares may be granted, and to determine the number of shares subject to each option. Options are evidenced by stock option agreements between the Company and the respective optionees. The agreements must conform to the 1991 Plan, but the Administrator may include such terms, consistent with the 1991 Plan, as it determines in its discretion.

          The exercise price of an ISO must be at least equal to the fair market value of the Common Stock on the date of grant and, in the case of a holder, directly or indirectly, of in excess of 10% of the total combined voting power of the Company, its parent (if any) or any subsidiary (a "10% stockholder"), 110% of the fair market value on the date of grant. The exercise price of a NSO must be at least equal to 80% of the fair market value of the Common Stock on the date of grant and, in the case of a 10% stockholder, 110% of the fair market value on the date of grant. The exercise price must be paid in full at the time an option is exercised in cash or, in the discretion of the Administrator, by surrender of Common Stock of the Company having a fair market value at the time of exercise equal to the option exercise price of the shares being purchased, or by any combination of the foregoing.

          The aggregate fair market value of Common Stock with respect to which ISOs are exercisable by any optionee during any calendar year under the 1991 Plan, and all other plans maintained by the Company and its subsidiaries, may not exceed $100,000. If the $100,000 limit is exceeded, that portion of the ISO that exceeds the limit shall constitute a NSO.

          The term "fair market value", when used in reference to the Common Stock, is defined in the 1991 Plan generally to mean the closing price as reported for New York Stock Exchange composite transactions on the business day immediately prior to the date on which the determination of fair market value is made or, if no sale occurred on that date, then the mean between the closing bid and asked prices on such exchange on such date. Alternative methods of determining fair market value for 1991 Plan purposes are contained in the 1991 Plan to be used if the Common Stock is no longer traded on the New York Stock Exchange.

          Each stock option agreement states the time or times at which all or part of the options represented thereby may be exercised. No option shall be exercisable after the tenth anniversary of the date of its grant, and no 10% stockholder may exercise an option after the fifth anniversary of the date of its grant. Except as otherwise may be provided in a stock optionagreement, upon an optionee's resignation, discharge or other termination of employee or director status (other than by death, disability or retirement of the optionee), the optionee may exercise his or her options to the extent exercisable up to thirty days following the date of such termination, unless such termination is a consequence of misconduct as described in the 1991 Plan. Stock option agreements issued under the 1991
Plan may provide that all options held by an optionee, whether or not otherwise exercisable, terminate upon resignation, discharge or other termination on account of misconduct within the meaning of the 1991 Plan. Except as otherwise may be provided in a stock option agreement, an optionee (or an authorized representative or successor to the options) also may exercise his or her options to the extent exercisable upon death or disability, up to 365 days after the optionee's death or last day of work, as the case maybe. Except as otherwise may be provided in a stock option agreement, an optionee may exercise his or her options to the extent exercisable at the time of retirement, up to ninety days after the optionee's retirement date. Options granted under the 1991 Plan are transferable only by will or the laws of descent and distribution.

          The Administrator shall adjust proportionately the number of shares covered by the 1991 Plan, the number of shares covered by each outstanding option under the 1991 Plan and the exercise price of each such option for any increase or decrease in the number of outstanding shares of the Company's Common Stock effected without receipt of consideration by the Company, such as would result from a subdivision or consolidation of such shares or the distribution of shares of the Company's Common Stock as a dividend on Company securities. If the Company merges or consolidates with another company, where the Company is the surviving company and the merger or consolidation does not result in any reclassification or reorganization of the outstanding shares of the Company's Common Stock, each outstanding option under the 1991 Plan shall apply to the securities to which a holder of the number of shares of Common Stock subject to such option would have been entitled as a result of the merger or consolidation. If the Company sells all or substantially all of its assets or merges or consolidates with another company (other than a merger or consolidation previously described), then the 1991 Plan and all options shall terminate, but only after each optionee has been given the right to exercise any unexpired option without regard to any vesting provisions thereof. Alternatively, in its sole and absolute discretion, the surviving or acquiring corporation (or the parent company of the surviving or acquiring corporation) may tender to any optionee (or successor in interest) a substitute option or options to purchase shares of the surviving or acquiring corporation (or the parent corporation of the surviving or acquiring corporation). The substitute option shall contain all terms and provisions required substantially to preserve the rights and benefits of all options then held by the optionee (or successor in interest) receiving the substitute option. Any other dissolution or liquidation of the Company shall cause each option to terminate.

          In the event of a pending or threatened takeover bid or tender or exchange offer for 20% or more of the Company's outstanding Common Stock or other class of securities (other than any such offer by the Company or any of its subsidiaries), and in other limited circumstances, the Company's Board of Directors may, without stockholder approval, and to the extent not inconsistent with the 1991 Plan: (i) accelerate the exercise dates of any outstanding option or make the option fully vested and exercisable; (ii) pay cash to any or all holders ofoptions in exchange for the cancellation of their outstanding options; or (iii) make any other adjustments or amendments to the 1991 Plan and outstanding options and substitute new options for outstanding options.

          The Company's Board of Directors may from time to time suspend or discontinue the 1991 Plan or revise or amend it in any respect, except that approval of the Company's shareholders is required to increase the number of shares subject to the 1991 Plan, to change the classes of persons eligible to receive options under the 1991 Plan, to amend that section of the 1991 Plan pertaining to plan amendments or to materially increase the benefits accruing to participants under the 1991 Plan. The 1991 Plan expires on August 15, 2001, and no options may be granted after that date. Options outstanding on that date will expire in accordance with their terms.

Item 6.   Indemnification of Directors and Officers.

          Section 317 of the California General Corporation Law (the
"California Law") and Section 3.15 of the Company's by-laws, as amended (the "By-Laws"), provide for the indemnification of directors, officers and "agents" (as defined in Section 317 of the California Law) under certain circumstances. The By-Laws grant the Company the power to indemnify its directors, officers and agents under certain circumstances to the extent permitted by the California Law against certain expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of his or her position as a director, officer or agent. Pursuant to the California Law, the Company is required to indemnify directors, officers and agents against expenses actually and reasonably incurred to the extent that such party is successful on the merits in defense of certain proceedings.

          The Company's Restated Articles of Incorporation, as allowed by the California Law, provide for the indemnification, subject to certain limitations, of directors, officers and agents for breach of their duty to a corporation and its shareholders in excess of that expressly permitted by
Section 317 of the California Law. The Company's Restated Articles of Incorporation also eliminate the personal liability of the directors for monetary damages to the fullest extent permissible under the California Law.

          The Company maintains a director's and officer's liability insurance policy, insuring such individuals against certain liabilities asserted against or incurred by the directors and officers in their capacity as such.

          The Company has entered into supplemental indemnification agreements with its directors and officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but if a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

          The above discussion of the Company's By-Laws, Restated Articles of Incorporation, indemnification agreements and of the California Law is not intended to be exhaustive and is respectively qualified in its entirety by such By-Laws, Restated Articles of Incorporation, indemnification agreements and statutes.


Item 8.   Exhibits.

     Exhibit
     Number    Description

     4.1 Registrant's 1991 Stock Option Plan, including forms of option agreements.

          4.2       Restated Articles of Incorporation of Registrant.

     4.3       By-Laws of Registrant, as amended to date.

     5.        Opinion of McIntyre & Lubeck.

     24.1      Consent of Price Waterhouse LLP.

     24.2      Consent of McIntyre & Lubeck (included in Exhibit 5).

     25.       Power of Attorney (set forth at page 8.).

Item 9.   Undertakings.

          The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and,where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey Park, State of California, on December 19, 1994.

                         INTERNATIONAL ALUMINUM CORPORATION



                         By: /s/ Cornelius C. Vanderstar
                              Cornelius C. Vanderstar
                              Chairman of the Board




                                             (signatures continued)

                             POWER OF ATTORNEY

          We, the undersigned directors and officers of International Aluminum Corporation, do hereby constitute and appoint John P. Cunningham and David C. Treinen, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, that said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and the rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement on Form S-8, including specifically, but without limitation, full power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including, post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Capacity                    Date

/s/ Cornelius C. Vanderstar
Cornelius C. Vanderstar       Principal Executive         December 19, 1994
                              Officer and Director

/s/ David C. Treinen
David C. Treinen              Principal Financial         December 19, 1994
                              Officer and Director

/s/ Mitchell K. Fogelman
Mitchell K. Fogelman          Principal Accounting        December 19, 1994
                              Officer

/s/ John P. Cunningham
John P. Cunningham            Director                    December 19, 1994


/s/ Hugh E. Curran
Hugh E. Curran                Director                    December 19, 1994


/s/ Alexander van de Pol
Alexander van de Pol          Director                    December 19, 1994


/s/ Joel F. McIntyre
Joel F. McIntyre              Director                    December 19, 1994


/s/ Donald J. Wilfong
Donald J. Wilfong             Director                    December 19, 1994